SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                       Date of Report: September 25, 1996



                             TRANSPORT HOLDINGS INC.

                             State of Incorporation:
                                    Delaware


    Commission File Number                           IRS Employer Id. Number
         No. 0-26652                                      No. 13-3595073

                     Address of Principal Executive Offices:
                                 714 Main Street
                             Fort Worth, Texas 76102

                                  Telephone No.
                                 (817) 390-8000







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                             TRANSPORT HOLDINGS INC.




ITEM 5.  OTHER EVENTS.

     On September 26, 1996, Transport Holdings Inc. ("Transport") announced an agreement under which Conseco, Inc. ("Conseco"), a financial services organization headquartered in Carmel, IN., will acquire Transport for $70 per share in Conseco common stock. In the merger, each of the issued and outstanding shares of Transport Class A common stock would be converted into the right to receive the number of shares of Conseco common stock determined by dividing $70.00 by the average closing price of Conseco common stock during the 10 trading days immediately preceding the second trading day prior to closing (such number to be not more than 1.8301 nor less than 1.4000). Transport's outstanding convertible debt, stock options and warrants, when converted or exercised, would receive the same ratio of Conseco common shares. The total value of the transaction would be $311 million, including: (i) $228 million to purchase Transport's 3.2 million common shares and equivalents; and (ii) $83 million to retire bank debt and preferred stock. Consummation of the merger, which is subject to customary terms and conditions, including approval by Transport stockholders and regulatory approvals, is expected by the end of 1996. Under the merger agreement, Transport would be merged with Conseco, with Conseco being the surviving corporation. The terms of the agreement also provide that, to the extent required by its fiduciary duties to Transport's shareholders, Transport's Board may evaluate other offers. In the event that Transport enters into another agreement or terminates the merger agreement with Conseco because of another offer, Transport would be required to pay a break-up fee of $7.5 million.

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                             TRANSPORT HOLDINGS INC.




ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a)   FINANCIAL STATEMENTS -- None

            (b)   PRO FORMA FINANCIAL INFORMATION -- None

            (c)   EXHIBITS

                  2.1 Agreement and Plan of Merger dated as of September 25, 1996, by and between Conseco, Inc. and Transport Holdings Inc.


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                             TRANSPORT HOLDINGS INC.



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 1, 1996

                                    TRANSPORT HOLDINGS INC.




                                   By: /s/ T. GARY COLE
                                       ------------------------------
                                       T. Gary Cole
                                        Vice President and Secretary





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